Exhibit 107.1
Calculation of Filing Fee Table

Form S-8
(Form Type)

Cadence Design Systems, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	457(c) and 457(h)	3,500,000.00 (2)	$249.08 (3)	$871,780,000	$153.10 per $1,000,000	$133,469.52
Total Offering Amounts					$871,780,000		$133,469.52
Total Fee Offsets (4)							$—
Net Fee Due							$133,469.52

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s Amended and Restated Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)Represents 3,500,000 shares of the Registrant’s common stock available for future issuance under the ESPP.
(3)Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on October 23, 2024, which date is within five business days prior to filing this registration statement.
(4)The Registrant does not have any fee offsets.